CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 15, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Harris & Harris Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts”, "Other Information" and “Selected Condensed Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 19, 2007